                                     EX-10.3

                                PURCHASE AGREEMENT

     AGREEMENT (the "Agreement") dated the 30th day of January 1995 by and among the Bark Water Co. Ltd., a corporation existing under the laws of the State of New York, maintaining offices at 28 Garfield Avenue, Bayshore
New York, (hereinafter referred to as "Bark Water" or Seller), and
Kenneth Gelber, residing at 67-66 108th Street, Forest Hills New York 11325, (hereinafter referred to as "Gelber"), and the Puro Corporation of America, a New York Corporation, maintaining offices at 56-45 58th Street, Maspeth
New York (referred to as "Puro" and/or "Purchaser").



                                   WITNESSETH

     WHEREAS, Gelber is the original and sole Shareholder of Bark Water Co. Ltd. and holds a total of one hundred (100) shares of Common Stock, representing one hundred (100%) percent of all such voting and non voting, shares issue and outstanding, and
     WHEREAS, Bark Water desires to sell to Purchaser and Purchaser desires to purchase selected assets owned by Bark Water and assume selected liabilities of Bark Water.

     1. PURCHASE PRICE:

     The purchase price to be paid the Seller by the


                                       -1

Purchasers for selected assets of Bark Water shall be Four Hundred Fifty Thousand Dollars ($450,000) which is derived and calculated upon the following representations of the Sellers:

     (a) The Sellers have represented that the most recent twelve month revenues of Bark Water for the calendar year 1994, to be approximately Two Hundred Eighty Six Thousand Dollars ($286,000). Attached hereto as Exhibit 1.

     (b) The most recent annual water cooler rentals for the calendar year 1994, estimated to be approximately Seventy Thousand Dollars ($70,000) for six hundred units. Attached hereto as Exhibit 2.

     (c) The Sellers shall convey all operating assets of Bark Water, including customer lists, rental and supply agreements, files, records, telephone numbers, advertising and non compete agreements.

     2. PAYMENT FOR ASSETS

     The purchase money that may be due and owing for the purchase of the assets of Bark Water, as determined pursuant to paragraph 1, shall be paid to Bark Water Co. Ltd. as follows:

     (a) At the date of closing, by certified check, payable to Bark Water or whomever else the Sellers designate in writing on or before the date of closing, the sum of One Hundred Fifty Thousand Dollars ($150,000), less any amount or sums of money due and owing Puro on said date. The Sellers agree to pay from the cash received at the closing his and/or its obligation due and owing under an original Sellers note, a copy of which is annexed as exhibit 3, that places a lien on Bark Water's assets and stock, so that Bark Water is able to convey the assets covered by this Agreement free and clear of any and all obligations, claims and liens held by said James Wolf, Edward Walsh and any other third person or entity.

     (b) The giving of a note by the Purchaser and personally guaranteed by Jack West and Scott Levy, Co-Chief Executive Officers of Puro, in the face amount of One Hundred Twenty Thousand Dollars ($120,000), payable monthly over seven years from the date of closing, with interest at the rate of nine (9%) percent per annum. A copy of the note and guaranty is annexed hereto as
Exhibit 4.

     (c) The giving of a convertible note by Puro in the face Amount of One Hundred Eighty Thousand Dollars ($180,000), personally guaranteed by Jack West and Scott Levy, Co-Chief Executive officers of Puro, payable over six years (6) with interest at the rate of nine percent (9%) per year. Interest only will be due and payable monthly for years one and two. For the years three through six principal and interest shall be paid monthly at the rate of $4479.32 per month. The amount due the Seller on the note under this sub-paragraph "c", shall be adjusted in accordance with the percentage of increase or decrease in the Purchaser's Long Island Division's and New York City Bark accounts yearly gross sales, over the gross sales of the Long Island Division plus "Bark Water" for the year ending December 31, 1994. Said amount shall be paid or deducted if required during the year one, if Puro's public offering occurs before December 31, 1995 otherwise the adjustment shall occur in year two. However the face amount of the note herein shall not exceed, in total, the sum of Four Hundred Thousand ($400,000.00) Dollars. If Bark Water customers cease to continue to do business with Puro, anytime after November 18, 1994 as a result of inadequate revenue from Puro, the gross sales figures for calendar 1994 or the applicable part thereof shall be added to the 1995 gross sales figures for the purpose of the adjustment contained herein above.

     (d) If Puro Corporation of America shall be in the process of preparing a Public Stock Offering, the Sellers and the Sellers only have the option to convert the balance of the principal due and owing on the notes contained in subdivisions (b) and (c) above for the purchase of said stock in the Public Offering, at the offering price less any underwriters commissions. The right of conversion shall belong only to the Sellers herein and may not be transferred, assigned or given to any other person or entity. If the initial public offering occurs before December 31, 1995, the adjustment up or down mentioned in paragraph "c" above, will be determined by year to date change prorated to the twelve month period.

     3. REPRESENTATIONS OF THE PURCHASER:

     (a) Purchaser will assume and pay, from the execution of the Agreement, all monthly payments due and owing the Yellow Book and Pages for the advertisements of the Corporation, Bark Water Co. Ltd. (estimated to be $350.00 per month).

     (b) Purchaser will assume and be liable to Bark Water customers for all of Bark Water's customer bottle deposits as of the date of closing.

     (c) Purchaser will assume all cooler contracts between Bark Water and its customers. A list of cooler contracts being assumed is annexed as Exhibit 2.

     (d) Purchaser shall fully comply with its obligations under the New York State Bulk Assets Sales Law.

     (e) Purchaser represents that it has full power and legal right to execute, deliver and perform this agreement. The execution, delivery and performance of this agreement will not contravene any provision of the certificate of incorporation or by-laws of Purchaser. The above representation shall survive closing.

     4. REPRESENTATIONS OF THE SELLERS:

     (a) The Seller and Gelber represent that Bark Water's Federal, State and Local taxes have been or will be filed and paid. If for any reason a Tax audit is made of Bark Water, and a claim for past taxes is made to the Purchaser, any money paid pursuant to these claims shall be deducted from the money due and owing Sellers in accordance with paragraph 1 of this agreement. In the event of a tax audit, Puro must notify Sellers pursuant to paragraph 10 herein.

     (b) The Seller and Gelber represent that there are no actions, suits or other proceedings pending before any court, tribunal, commission, agency or bureau against Bark Water, except as noted in Exhibit 3 attached hereto. Sellers are not in default with respect to any order, injunction, writ or decree of any court, tribunal, commission, agency, office or bureau.

     (c) Seller and Gelber represent that they shall fully cooperate with the Purchaser to comply with the New York State Bulk Asset Sales Law. Any failure to cooperate by the Seller which results in a claim against the Purchaser, shall be offset against any money due and owing under this agreement.

     5. ACCOUNTS RECEIVABLE:

     Purchaser shall be under no obligation to assist in collection of any accounts receivable due from Bark Water customers. In the event Purchaser does receive any payments which are denominated payments of Bark Water's accounts receivables, Purchaser shall forward said payments to Sellers, without undue delay and without reduction. A schedule of accounts receivable is set forth in Schedule 5 annexed hereto.

    6. RESTRICTIVE COVENANT:

    Sellers covenant that they will not reestablish, reopen, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as a employee, as an owner, as a partner, as a agent, or as private stockholder, director or officer of a corporation, or otherwise, in any business, trade or occupation similar to the one operated by the corporation Bark Water Co. Ltd., within the Counties of Suffolk, Nassau and the City of New York for a period of Seven (7) years from the date of this agreement. Upon the termination for economic reasons of the Employment Agreement of Kenneth Gelber the period shall be two years from the date of termination. Not withstanding the foregoing, Kenneth Gelber shall be bound by the seven years period with respect to the existing PURO/BARK customers as of the date of termination. Kenneth Gelber upon becoming a employee of Puro, by executing his employment agreement, shall also execute a employee restrictive covenant agreement as attached hereto as Exhibit 6. This restrictive covenant and the restrictive covenant attached hereto as Exhibit 6 shall be rendered null and void in the event of a default by purchase on the notes executed simultaneously herewith.

    7. GOVERNING LAW:

    This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of Conflict of Law.

    8. ARBITRATION:

    Any Dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration in accordance with the rules of the American Arbitration Association. Judgment of any award determined by the arbitrators may be entered in any appropriate court having jurisdiction In event that arbitration is commenced to enforce any of the terms of this Agreement, the prevailing party in the arbitration shall be entitled to the costs thereof, including reasonable attorney's fees.

    9. CAPTIONS

    The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provisions thereof.

    10. NOTICE

    All notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been duly given or made, if personally delivered, or if mailed by United States certified mail, return receipt requested, to the parties at the respective addresses first above written, or at such other address as shall be specified in writing by either of the parties to the other in accordance with the terms and conditions of this paragraph.

    11. BROKERAGE:

    Each party represents to each other party that it has dealt with no finder or broker in connection with any of the transactions contemplated by this agreement or the negotiations looking forward to the consummation of this agreement and that no broker or other person is entitled to any commission or finder's fee in connection with any such transactions or negotiations, and each party hereby indemnifies each other party against and agrees to hold such other party harmless from any liability or expense which may be imposed by or incurred by such other party in connection with any claim by any such finder or broker based upon any alleged arrangement or communication with the indemnifying party.

    12. EXPENSES:

    Whether or not the transactions contemplated by this agreement shall be consummated, all expenses incurred by the Sellers or the Purchaser in connection with the transactions contemplated hereby shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

    This Agreement may not be changed orally. The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors, and assigns.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be made and executed the day and year first written above.


                                       Bark Water Co. Ltd.


                                       by /s/ Kenneth Gelber       Pres.
                                         --------------------------



                                       /s/ Kenneth Gelber
                                       ----------------------------
                                       Kenneth Gelber



                                       Puro Corporation of America



                                       by /s/ Jack West            Pres
                                         --------------------------

                                  BILL OF SALE

    KNOW ALL MEN BY THESE PRESENT, that Bark Water Co. Ltd. of 28 Garfield Avenue, Bayshore New York, in consideration of the sum of Four Hundred Fifty Thousand ($450,000) Dollars, lawful money of the United States, paid to me in hand by the Puro Corporation of America, 56-45 58th Street, Maspeth New York, receipt of which is hereby acknowledged has bargained and sold, and by these present does grant and convey unto Puro Corporation of America, its successors and assigns, the

    a. Accounts, Inventory and Coolers valued at $145,000

    b. Furniture, Fixtures and Equipment valued at $5,000

    c. Goodwill valued at $300,000

and attached hereto Exhibit A and Exhibit B respectively.

    To Have And Hold the same by Puro Corporation of America, its successors and assigns forever;

    And Bark Water Co. Ltd. warrants and represents to Puro Corporation of America that the title conveyed is good, its transfer is appropriate and rightful, and the accounts, containers and water coolers described in Exhibit A and B are and have been delivered free of any security interest, lien and encumbrance thereon.

    EXECUTED this 30th day of January 1995 at 56-45 58th Street, Maspeth New
York.

                                       Bark Water Co. Ltd.


                                    by /s/ Kenneth Gelber        Pres.
                                      ---------------------------
                                       Kenneth Gelber

State of New York)
County of Queens )

    On January 30th, 1995, before me, a notary public for the State of New York, personally appeared Kenneth Gelber, known to me or proved to me to be the President of Bark Water Co. Ltd., the person whose name is subscribed to the within Bill of Sale and acknowledged to me that he executed same.

        [seal]                         /s/ Frederick A. Rossetti
                                      ------------------------------------
                                       Notary


    Kenneth Gelber being duly sworn depose and say:
That he has read the foregoing document, warrant and guarantee and that the statements made by Bark Water Co. Ltd., BY its president, Kenneth Gelber are true, full well realizing that Puro Corporation of America is relying upon its representation.


                                      /s/ Kenneth Gelber
                                     -------------------------------------
                                      Kenneth Gelber


State of New York)
County of Queens )

    On January 30th, 1995, before me, a notary public for the State of New York, personally appeared Kenneth Gelber, known to me or proved to me to be, the person whose name is subscribed to the within Bill of Sale and acknowledged to me that he executed same.

        [seal]                         /s/ Frederick A. Rossetti
                                      ------------------------------------
                                       Notary

                                 VARIABLE PROMISSORY NOTE


$120,000.00                                                    JANUARY 30, 1995

    For value received, Puro Corporation of America maintaining offices at 56-45 58th Street, Maspeth New York 11378 promises to pay to the order of Bark Water Co. Ltd. ("Bark Water") maintaining offices at 28 Garfield Avenue, Bayshore New York, One Hundred Twenty Thousand ($120,000.00) Dollars in the following manner: $1930.70 on March 1, 1995 an $1930.70 on the 1st day of each month thereafter until February 1, 2002 when the entire amount is fully paid, with interest from the date hereof, at the rate of nine (9%) percent per annum, included in each installment. Payments shall be made at such locations as Bark Water may from time to time designate in writing. All installments if not paid within 15 days of the due date shall become due and payable forthwith, at the option of holder. This note shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. Bark Water may at any time negotiate and assign this note, but said note is subject to the terms and contained in the Purchase Agreement executed simultaneous hereto between Puro Corporation of America, Bark Water and Kenneth Gelber. Protest waived.


Attest:                                Puro Corporation of America


/s/ Scott Levy                         By /s/ Jack West
--------------------------               ------------------------------
Scott Levy                                Jack West - President


Payment of the within promissory note is herewith personally guaranteed jointly and severable by the following individuals, Scott Levy, residing at 32 Morewood Oaks, Port Washington, NY 11050 and Jack West, residing at 3207 Victoria Drive, Mt. Kisco, New York, 10549. The payee of the written note may only assign this note to Kenneth Gelber, which may be done at any time. The Guarantors herein shall have the same rights and defenses against the payment of the note which the maker (Puro) shall have the Guarantors herewith guarantee the payment of the within note. The Guaranty shall continue until all sums due under the promissory note executed simultaneously herewith are paid in full and shall be governed by New York State Law.

/s/ Scott Levy                         /s/ Jack West
------------------------              -------------------------------
Scott Levy                             Jack West

                                 VARIABLE PROMISSORY NOTE


$180,000.00                                                    JANUARY 30, 1995

    For value received, Puro Corporation of America maintaining offices at 56-45 58th Street, Maspeth New York 11378 promises to pay to the order of Bark Water Co. Ltd. ("Bark Water") maintaining offices at 28 Garfield Avenue, Bayshore New York, One Hundred eighty Thousand ($180,000.00) Dollars, with interest at nine (9%) percent per annum in the following manner: Interest payment of $1350.00 on March 1, 1995 and #1350.00 on the 1st day of each month thereafter until February 1, 1997. Principal and interest payments in the amount of $4479.32 payable on March 1, 1997 and monthly thereafter until February 1, 2001, when the entire amount is fully paid, with interest from the date hereof. Payments shall be made at such locations as Bark Water may from time to time designate in writing. All installments if not paid within 15 days of the due date shall become due and payable forthwith, at the option of holder. This note shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. Bark Water may at any time negotiate and assign this note, but said note is subject to the terms and conditions contained in the Purchase Agreement executed simultaneous hereto between Puro Corporation of America, Bark Water and Kenneth Gelber. Protest waived.


Attest:                                Puro Corporation of America


/s/ Scott Levy                         By /s/ Jack West
--------------------------               ------------------------------
Scott Levy                                Jack West - President


Payment of the within promissory note is herewith personally guaranteed jointly and severable by the following individuals, Scott Levy, residing at 32 Morewood Oaks, Port Washington, NY 11050 and Jack West, residing at 3207 Victoria Drive, Mt. Kisco, New York, 10549. The payee of the written note may only assign this note to Kenneth Gelber, which may be done at any time. The Guarantors herein shall have the same rights and defenses against the payment of the note which the maker (Puro) shall have the Guarantors herewith guarantee the payment of the within note. The Guaranty shall continue until all sums due under the promissory note executed simultaneously herewith are paid in full and shall be governed by New York State Law.

/s/ Scott Levy                         /s/ Jack West
------------------------              -------------------------------
Scott Levy                             Jack West

                                 DOCUMENTS

                                  SALE OF
                             BARK WATER CO. LTD.

                                    TO

                          PURO CORPORATION OF AMERICA


                                                             JANUARY 30, 1995




                                                     Frederick A. Rossetti Esq.
                                                         112 Madison Avenue
                                                      New York, New York 10016
                                                           (212) 696-9100

                                  [LETTERHEAD]

                                 January 30, 1995


Kenneth Gelber
67-66 108th Street
Forest Hills, New York 11325

Re: Employment Agreement
    Puro Corporation of America with Kenneth Gelber

Dear Mr. Gelber:

    This will confirm the arrangements, terms and conditions whereby Kenneth Gelber (hereinafter referred as the "Employee") will be employed by Puro Corporation of America (hereinafter referred as "Company").

    You will be retained as a Employee handling the Nassau and Suffolk Counties Bark Water Co. Ltd., d/b/a Nature's Way, divisions of the Company, which are located at Garfield Avenue, Bayshore New York. As Manager you will be required to devote a minimum of eight hours a day to your duties supervising and coordinating the smooth transition of Nature's Way accounts into Puro and opening, directing and managing a direct store-door small package business. As compensation for the hours devoted to these duties, you will be paid the sum of fifteen hundred ($1,500) per week, which includes salary, special benefits and expenses, less appropriate deductions required by law. You guarantee to preform these services up to and including December 31, 1996. However either party, either yourself or the Company may cancel this agreement upon ninty days written notice to the other party.

    This agreement shall not be assignable by either party, nor may it be changed orally.

                                       Very truly yours,

                                    by /s/ Jack West               Pres.
                                      -----------------------------
                                    Puro Corporation of America



Dated: January 30, 1995

Agreed and Accepted by

/s/ Kenneth Gelber
----------------------
Kenneth Gelber